UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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J.P. Morgan Exchange-Traded Fund Trust

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AST Fund Solutions 48 Wall Street, 22nd Floor New York, NY 10005

Mr. [name redacted]

[address]

October 1, 2019

Dear [name],

I am with the proxy solicitation firm AST Fund Solutions. We have been retained by the J.P. Morgan Exchange-Traded Fund Trust aid in the process of securing shareholder voting for their 2019 special meeting of shareholders. A single ETF (JPMorgan U.S. Aggregate Bond ETF) from that Trust has not yet received sufficient voting to reach a 50% quorum of shares represented at the now adjourned special meeting. You are one of the largest shareholders in that fund who has yet to cast a vote for your shares.

I apologize for the intrusion of this letter, but it is critical to the outcome of this special meeting of shareholders that your shares be voted. If you would kindly provide us with voting instructions, AST and J.P. Morgan can wrap up this important business of the funds. We do not need even need a “for” vote (the Board’s recommendation) at this time. A simple “Abstain” vote for your shares, just so that your shares may be counted toward a quorum, would be a huge help.

The purpose of the Meeting is to ask shareholders of the Funds to vote to approve a new management agreement with J.P. Morgan Investment Management Inc., the Funds’ investment adviser (“JPMIM”), which will implement a unitary fee structure. If approved, this proposal will NOT result in an increase in a Fund’s current net expense ratio or change the level of services provided by JPMIM. This change is intended to benefit shareholders by eliminating the downside risk that Fund fees might increase during periods when Fund expenses increase or when Fund assets decline (making such expenses a larger percentage of Fund assets), particularly if current expense caps were changed or allowed to expire in the future. The Board of Trustees of the J.P. Morgan Exchange-Traded Fund Trust recommends that you vote “FOR” the proposal.

Please help us today by calling our dedicated toll free number 1-800-848-3374. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern Time. You need only tell them your name, and they will confirm your account by stating a portion of your address of record ([address]) to you. You may then instruct our representative to vote your shares as “abstain”. Again, this would be a very big help to your Fund, the JPMorgan U.S. Aggregate Bond ETF.

Thank you in advance for your assistance with this matter. If you have any questions about this matter, or about this letter, please call my direct line at 212-400-2603.

Sincerely,

Jeremy Read

Senior Vice President

AST Fund Solutions